Exhibit 99.1

Red Robin Gourmet Burgers Announces Selection of Dr. James Rothe to Board of Directors

Greenwood Village, CO – October 14, 2004 – Red Robin Gourmet Burgers, Inc. (Nasdaq: RRGB), a casual dining restaurant chain that serves an imaginative selection of high quality gourmet burgers to America’s families, particularly women, teens and tweens, today announced that Dr. James Rothe has been appointed by the Company’s Board of Directors to fill a newly created directorship position.

Dr. Rothe has a long and distinguished career in academic circles as well as in the business world. He is currently Managing Director of Roaring Fork Capital Partners, serves as a Trustee of the Janus Funds, and is a member of the Board of Directors of Colorado Springs Technology Incubator, a 501(c)3 not-for-profit corporation.

Prior to that, Dr. Rothe was Professor of Business and Dean, College of Business and Graduate School of Business Administration, University of Colorado at Colorado Springs. Earlier positions included Associate Dean, Chairman of the Marketing Department and Professor of Marketing at the Edwin L. Cox School of Business, Southern Methodist University in Dallas, Texas as well as Associate and Assistant Professor of Marketing at the University of Colorado at Boulder.

Dr. Rothe was also a Principal in the Phillips-Smith Specialty Retail Group, a venture capital partnership with a specialty retail and customer direct focus and served in a number of capacities at Pearle Health Services, including President of the Texas State Optical division, as well as the Pearle Vision Center division.

Dr. Rothe earned his PhD, MBA and BBA from the University of Wisconsin, Madison. He has published 60+ articles on marketing strategy, entrepreneurship and retailing.

Mike Snyder, Chairman of the Board, President and CEO, said, “We are pleased to welcome James Rothe to our Board of Directors and believe his wealth of experience will make him a valuable asset to our Company.”

About Red Robin Gourmet Burgers

Red Robin Gourmet Burgers (www.redrobin.com) is a casual dining restaurant chain that serves an imaginative selection of high quality gourmet burgers to America’s families, particularly women, teens and tweens. Red Robin serves gourmet burgers in a variety of recipes with bottomless fries, as well as many other items including salads, soups, appetizers, entrees, desserts, and its signature Mad Mixology® specialty beverages. There are more than 245 Red Robin locations across the United States and Canada, including both company-owned locations and those operated under franchise or license agreements.

For further information contact:

Don Duffy

Integrated Corporate Relations

203-682-8200